BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 27, 2018

1.            Date, Time and Place: Meeting held on April 27, 2018, at 8:00 a.m., in São Paulo City, São Paulo State, at the BRF S.A (“Company” or “BRF”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of the members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Sr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Larissa Brack.

4.            Agenda: Investiture of members of the Company’s Board of Directors elected at the Ordinary and Extraordinary General Shareholders’ Meeting held on April 26, 2018.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.       Investiture of members of the Company’s Board of Directors elected at Ordinary and Extraordinary General Shareholders’ Meeting held on April 26, 2018. Messrs. Pedro Parente, Augusto Cruz, Dan Ioschpe, Flávia Almeida, Francisco Petros, José Osório, Luiz Furlan, Roberto Mendes, Roberto Rodrigues and Walter Malieni, elected and identified at the Extraordinary General Shareholders’ Meeting held on April 26, 2018, took office as members of the Board of Directors and executed their respective terms of investiture.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on April 27, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 27, 2018

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 40 and 41, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, April 27, 2018.

Larissa Brack Secretary

Extract of the Minutes of the Extraordinary Meeting of the Board of Directors held on April 27, 2018